Exhibit 10.1

TERMINATION AND SEVERANCE AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”) is made and effective as of the 31st day of December, 2021, by and between SPYR, Inc. (the “Company”), a Nevada corporation; and Jennifer D. Duettra (“Employee”).

Explanatory Statement

A. Employee is currently employed by the Company under and pursuant to a certain employment agreement dated December 29, 2014, as amended July 29, 2015 (collectively the “Employment Agreement”).

B. The Company has notified Employee that Effective as of December 31, 2021 at 11:59 PM MST the Company is terminating the Employment Agreement without cause because has been unable to pay Employee’s salary and benefits pursuant to the Employment Agreement and the Company no longer wishes to accrue Employee’s salary and benefits.

C. As of December 31, 2021, there remains an unexpired term under the Employment Agreement of four years and one month.

D. Through the period ending December 31, 2021, the Company owes Employee the following accrued salary and benefits:

a.	Accrued Unpaid Wages (2017-2021): $162,458.13 (does not include Company payroll obligations)
b.	Accrued Unpaid HSA Contributions (July 2021-December 2021): $3,600.00

E. The Company and Employee have mutually agreed that it is in their respective best interests to make certain agreements relating to the termination of Employee’s employment relationship with the Company, as set forth herein.

NOW, THEREFORE, in consideration of the Explanatory Statement and the mutual covenants, promises, agreements, representations, and warranties hereinafter contained, the parties hereto do hereby covenant, promise, agree, represent, and warrant as follows:

1. Termination of Employment. Effective as of December 31, 2021 at 11:59 PM MST the Company’s employment of Employee shall terminate. The parties acknowledge and agree that such termination constitutes a constructive termination of Employee under Sections 10.4 and or Section 10.5 of the Employment Agreement, entitling Employee to the constructive termination benefits as described therein. The Company waives any required notice of election by Employee.

2. Survival. Notwithstanding the termination of Employee’s employment with the Company, the following Sections of the Employment Agreement shall survive termination according to their terms: Section 12 (Confidential Information and Proprietary Interests); Section 13 (Noncompetition), Section 14 (Disputes & Remedies), and Section 15 (Survival).

3. Company’s Outstanding Financial Obligations to Employee as of December 31, 2021. The Company acknowledges and confirms the following outstanding indebtedness to Employee as of December 31, 2021:

a.	Accrued Unpaid Wages (2017-2021): $162,458.13 (does not include Company payroll obligations)
b.	Accrued Unpaid HSA Contributions (July 2021-December 2021): $3,600.00

The Company shall remain liable and responsible to pay the foregoing amounts to Employee as soon as possible, including any applicable employer state and federal tax obligations and/or employer contributions with respect thereto. Should this remain unpaid as of December 31, 2022, Employee shall be free to pursue legal action to collect any unpaid amount hereunder.

4. Company’s Constructive Termination Obligations. As a result of the constructive termination of Employee by Company, Company is further obligated to pay Employee the sum of $25,000.00:

5. Severance Payments to Employee; Continuation of Medical Insurance. In lieu of its obligations under Section 4 above, the right to which Employee waives, and to additionally compensate Employee for the Company’s actions in terminating Employee, Company shall pay a severance to Employee as follows:

a.	Company shall issue Employee two million five hundred thousand (2,500,000) shares of the Company’s Rule 144 Restricted Common Stock at par value.
b.	Until June 30, 2022 or such earlier date as Employee obtains substitute coverage, the Company shall, at the sole cost and expense of the Company, continue for the benefit of Employee the medical, dental and vision insurance coverage in existence on the date hereof or such reasonably comparable coverages as the Company may have in effect for its employees.

6. No Gating Provision. There shall not be any gating provision applicable to any SPYR common stock issued to Employee hereunder and Employee is hereby released from the gating provision contained in the Employment Agreement and shall be free to dispose of Employee’s SPYR common stock in accordance with any applicable legal requirements.

7. Legal Opinion Letters. Company shall cause to be issued to Employee a legal opinion letter regarding the clearing and free-trading nature of the restricted stock issued to Employee during the term of Employee’s employment by Company on or before February 14, 2022.

8. Employee’s Furniture/Office Equipment. Employee shall retain as Employee’s property all furniture and office equipment currently being used by Employee including but not limited to Employee’s Dell laptop, monitors, docking station, and electronic coffee/gaming table.

9. Intentionally omitted.

10. Representations and Warranties of Employee. Employee represents and warrants the following to the Company, on and as of the date of this Agreement:

a.	Employee has the full authority to enter into this Agreement.
b.	Employee has not assigned any of his rights under the Employment Agreement.
c.	Employee, to the best of Employee’s knowledge, information and belief, has complied with and not violated any of Employee’s fiduciary duties.

11. Representations and Warranties of the Company. The Company represents and warrants the following to Employee on and as of the date of this Agreement:

a.	The Company is a corporation duly formed, validly existing, and in good standing under the laws of the State of Nevada.
b.	The Company has full corporate right, power, and authority to execute, seal, acknowledge, and deliver this Agreement.
c.	This Agreement has been duly and validly executed, sealed, acknowledged, and delivered by the Company and is the legal and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the application of bankruptcy and insolvency laws and other laws generally affecting creditors’ rights and, to the extent remedies require enforcement by courts of equity, to the application of equitable principles.

12. Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of the Company and its officers, directors and employees, and agrees to refrain from any tortious interference with the contracts and relationships of the Company. The Company agrees to instruct employees, officers, and directors of the Company and its subsidiaries and affiliates to refrain from any disparagement, defamation, libel, or slander of Employee, and agrees to refrain from any tortious interference with the contracts and relationships of Employee. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee or the Company from responding accurately and fully to any question, inquiry or request for information when response is required by legal process.

13. Release of Company by Employee. Except for the obligations of the Company set forth this Agreement and the indemnities made by the Company in this Agreement, Employee hereby fully and forever releases, acquits, and discharges the Company, its successors, assigns, and legal representatives, the Company’s Affiliates and their respective successors, assigns, heirs, personal and legal representatives (all of the foregoing persons or entities are hereinafter individually, jointly, severally, and collectively referred to as the “Company Releasees”) of and from any and all contracts, agreements, promises, covenants, debts, obligations, duties, claims, actions, suits, proceedings, causes of action, demands, damages, liabilities, losses, costs, and expenses, including attorneys’ and experts’ fees (hereinafter collectively referred to as “Employee Claims”) of each and every kind, nature, and description whatsoever, whether at law or in equity, which are currently known which Employee ever had, now has, or which Employee hereinafter can, shall, or may have against Company Releasees or any Company Releasee arising out of or in connection with any matter, cause, or thing from the beginning of the world to the date of this Agreement.

14. Release of Employee by Company. Except for the covenants, promises, agreements, representations, warranties, obligations, and duties of Employee set forth in this Agreement, the Company, for itself and for and on behalf of the Company Releasees, hereby fully and forever releases, acquits, and discharges Employee and his assigns, heirs, personal and legal representatives, and guardians (hereinafter individually, jointly, severally, and collectively referred to as “Employee Releasees”) of and from any and all contracts, agreements, promises, covenants, counterclaims, debts, obligations, duties, claims, actions, suits, proceedings, causes of action, demands, damages, liabilities, losses, costs, and expenses, including attorneys’ and experts’ fees (hereinafter collectively referred to as “Company Claims”) of each and every kind, nature, and description whatsoever, whether at law or in equity, known or unknown, foreseen or unforeseen, real or imaginary, actual or potential, which Company and the Company Releasees ever had, now have, or which Company and or the Company Releasees hereinafter can, shall, or may have against Employee or any Employee Releasee arising out of or in connection with any matter, cause, or thing from the beginning of the world to the date of this Agreement.

15. Indemnification of Employee by Company. Company hereby agrees to indemnify and hold harmless Employee and the Company Releasees of, from, and against any and all Claims, threats, and demands and all attorneys’ and experts’ fees arising out of or in connection with (a) any negligent, tortious, intentional, malicious, wanton, or reckless act or omission of Employee prior to or on the date hereof; (b) any breach of or default by Employee under any agreement, covenant, promise, representation, or warranty made by Employee in this Agreement; and (c) any breach of any fiduciary duty owed by Employee to Company and/or any one or more Company Releasees, prior to or on the date hereof.

16. Remedies. In the event of a breach of this Agreement, any non breaching party hereto may maintain an action for specific performance against the party hereto who or which is alleged to have breached any of the terms, conditions, covenants, promises, agreements, representations, or warranties herein contained, provided that this Section shall not be construed to limit in any manner whatsoever any other rights, powers, or remedies an aggrieved party may have by virtue of any breach of this Agreement. Each of the parties hereto shall have the right to waive compliance with or the fulfillment, satisfaction, or enforcement of any covenant, promise, agreement, representation, warranty, or condition herein set forth, but any such waiver shall not be deemed a waiver of compliance with or fulfillment, satisfaction, or enforcement of any other covenant, promise, agreement, representation, warranty, or condition herein set forth or to seek redress for any breach thereof on any subsequent occasion, nor shall any such waiver be deemed effective unless in writing and signed by the party so waiving.

17. Notices. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either by (a) personal delivery against a receipted copy; (b) by certified or registered U.S. mail, return receipt requested, postage prepaid; or (c) by email with a read receipt requested to the following addresses:

If to the Company:

Board of Directors

SPYR, Inc. c/o Timothy Matula

3639 - 211th Place, N.E.

Sammamish, WA 98074-9345

(425) 466-0212

Email: timmatula@comcast.net

With a copy to:

Mailander Law Office, Inc.

Tad Mailander, Esq. 4811 49th Street

San Diego, CA 92115

(619) 549-1442

Email: tad@mailanderlaw.net

If to the Employee:

Jennifer D. Duettra

1731 S. Krameria Way

Denver, CO 80224

(720) 833-1893

Email: jdjd2004@hotmail.com

or to such other address of which written notice in accordance with this Section shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section and shall be deemed received when given in such manner.

18. Miscellaneous.

a.	The Explanatory Statement is a substantive part of this Agreement. The Section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
b.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado. The exclusive venue and jurisdiction for any litigation brought pursuant to this Agreement shall be in the courts located in Denver, Colorado and the Parties expressly acknowledge that such courts have personal jurisdiction over them and waive any right to object to the same.

c.	This Agreement represents the entire, integrated agreement among the Company and Employee with respect to outstanding obligations of the Company to Employee and the payment of money to Employee in connection with the termination of the Company’s employment of Employee.
d.	This Agreement may not be modified, amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties hereto.
e.	This Agreement shall inure to the benefit of and be binding upon the Company and Company Releasees, and Employee and Employee Releasees.
f.	Neither this Agreement nor any interest herein or right hereunder shall or may be assigned by Employee, and any purported assignment in contravention of such restriction, including any assignment by operation of law, shall be null and void.
g.	All of the covenants, promises, agreements, representations, and warranties of the parties contained in this Agreement shall survive the execution, acknowledgment, sealing, and delivery of this Agreement.
h.	From and after the date of this Agreement, without additional consideration, the parties shall at all reasonable times, upon reasonable notice from the other, execute, acknowledge, seal, and deliver such further assurances, instruments, and documents, and take such further action, as the other may reasonably request to fulfill the intent of this Agreement and the transactions contemplated hereby.
i.	If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected, but shall continue in full force and effect.
j.	Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.
k.	For purposes of this Agreement, the term “Affiliate” shall include all officers, directors, stockholders, partners, subsidiaries, agents, and employees of the Company and each person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed, and delivered this Agreement on the date first above written.

THE COMPANY:	THE EMPLOYEE:

SPYR, Inc.	Jennifer D. Duettra

/s/ Timothy Matula	/s/ Jennifer D. Duettra
Timothy Matula, Board Member,	Jennifer D. Duettra
Chief Executive Officer as of
January 1, 2021